SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G*
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                        Aeropostale, Inc. Class A Common
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    007865108
                                 (CUSIP Number)

                                January 17, 2006
             (Date of event which requires filing of this statement)



     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:

     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)




                              (Page 1 of 12 Pages)
----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 007865108                 13G                    Page 2 of 12 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                              Scout Capital Partners, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                              Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                              -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                              16,200
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                              -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                              16,200
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                              16,200
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                              0.03%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                              PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 007865108                 13G                    Page 3 of 12 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                          Scout Capital Partners II, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                              Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                              -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                              310,000
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                              -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                              310,000
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                              310,000
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                              0.57%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                              PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 007865108                 13G                    Page 4 of 12 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                Scout Capital, L.L.C.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                              Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                              -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                              326,200
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                              -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                              326,200
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                              326,200
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                              0.60%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                              OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 007865108                 13G                    Page 5 of 12 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                        Scout Capital Management, L.L.C.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                              Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                              -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                              2,423,800
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                              -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                              2,423,800
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                              2,423,800
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                              4.46%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                              IA
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 007865108                 13G                    Page 6 of 12 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                        Adam Weiss
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                              United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                              -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                              2,750,000
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                              -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                              2,750,000
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                              2,750,000
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                              5.06%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                              IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 007865108                 13G                    Page 7 of 12 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                               James Crichton
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                              United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                              -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                              2,750,000
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                              -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                              2,750,000
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                              2,750,000
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                              5.06%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                              IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 007865108                 13G                   Page 8 of 12 Pages

Item 1(a).     Name of Issuer:

    The name of the issuer is Aeropostale, Inc. Class A Common (the "Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The Company's principal executive offices are located at 112 W. 34th Street, New York, NY 10120.

Item 2(a).     Name of Person Filing:

     This statement is filed by:

          (i) Scout Capital Partners, L.P., a Delaware limited partnership ("Scout Partners"), with respect to the shares of Class A Common Stock (defined in Item 2(d)) below directly owned by it;
         (ii) Scout Capital Partners II, L.P., a Delaware limited partnership ("Scout Partners II"), with respect to the shares of Class A Common Stock directly owned by it;
        (iii) Scout Capital, L.L.C., a Delaware limited liability company ("Scout Capital"), with respect to the shares of Class A Common Stock directly owned by Scout Partners and Scout Partners II;
         (iv) Scout Capital Management, L.L.C., a Delaware limited liability company ("Scout Capital Management"), which serves as investment manager to Scout Capital Fund, Ltd. ("Scout Capital Fund") and Scout Capital Fund II, Ltd. ("Scout Capital Fund II"), each a Cayman Islands exempted company, and other discretionary managed accounts, with respect to the shares of Class A Common Stock directly owned by Scout Capital Fund, Scout Capital Fund II and such other managed accounts (collectively, the "Accounts");
          (v)  Adam Weiss ("Mr. Weiss"), with respect to the shares of Class A
               Common Stock directly owned by each of Scout Partners, Scout
               Partners II, Scout Capital Fund, Scout Capital Fund II and with respect to the Shares held by the Accounts managed by Scout Capital Management.
         (vi) James Crichton ("Mr. Crichton"), with respect to the shares of Class A Common Stock directly owned by each of Scout Partners, Scout Partners II, Scout Capital Fund, Scout Capital Fund II and with respect to the Shares held by the Accounts managed by Scout Capital Management.

          The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

CUSIP No. 007865108                 13G                   Page 9 of 12 Pages

Item 2(b).     Address of Principal Business Office or, if None, Residence:

     The address of the business office of each of the Reporting Persons is 320 Park Avenue, 33rd Floor New York, New York 10022.

Item 2(c).     Citizenship:

     Scout Partners and Scout Partners II are limited partnerships organized under the laws of the State of Delaware. Scout Capital and Scout Capital Management are limited liability companies organized under the laws of the State of Delaware. Mr. Weiss and Mr. Crichton are United States citizens.

Item 2(d).     Title of Class of Securities:

     Aeropostale, Inc., Class A Common Stock, $0.01 par value (the "Common
Stock")

Item 2(e).     CUSIP Number:
     007865108

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a)  [ ]   Broker or dealer registered under Section 15 of the Act,

          (b)  [ ]   Bank as defined in Section 3(a)(6) of the Act,

          (c)  [ ]   Insurance Company as defined in Section 3(a)(19) of the
                     Act,

          (d)  [ ]   Investment Company registered under Section 8 of the
                     Investment Company Act of 1940,

          (e)  [ ]   Investment Adviser in accordance with
                     Rule 13d-1(b)(1)(ii)(E),

          (f)  [ ]   Employee Benefit Plan or Endowment Fund in accordance
                     with 13d-1(b)(1)(ii)(F),

          (g)  [ ]   Parent Holding Company or control person in accordance
                     with Rule 13d-1(b)(1)(ii)(G),

          (h)  [ ]   Savings Association as defined in Section 3(b) of the
                     Federal Deposit Insurance Act,

          (i)  [ ]   Church Plan that is excluded from the definition of an
                     investment company under Section 3(c)(14) of the Investment
                     Company Act of 1940,

          (j)  [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check the box. [X]

CUSIP No. 007865108                 13G                   Page 10 of 12 Pages

Item 4.   Ownership.

     A.   Scout Capital Partners, L.P.
          (a)  Amount beneficially owned: 16,200
          (b) Percent of class: 0.03% The percentages used herein and in the rest of Item 4 are calculated based upon the 54,355,588 shares of Class A Common Stock issued and outstanding as of November 19, 2005 as reflected in the Company's Form 10-Q for the period ended October 29, 2005.
          (c)(i) Sole power to vote or direct the vote: -0-
            (ii) Shared power to vote or direct the vote: 16,200
           (iii) Sole power to dispose or direct the disposition: -0-
            (iv) Shared power to dispose or direct the disposition: 16,200

     B.   Scout Capital Partners II, L.P.
          (a)  Amount beneficially owned: 310,000
          (b)  Percent of class: 0.57%
          (c)(i) Sole power to vote or direct the vote: -0-
            (ii) Shared power to vote or direct the vote: 310,000
           (iii) Sole power to dispose or direct the disposition: -0-
            (iv) Shared power to dispose or direct the disposition: 310,000

     C.   Scout Capital, L.L.C.
          (a)  Amount beneficially owned: 326,200
          (b)  Percent of class: 0.60%
          (c)(i) Sole power to vote or direct the vote: -0-
            (ii) Shared power to vote or direct the vote: 326,200
           (iii) Sole power to dispose or direct the disposition: -0-
            (iv) Shared power to dispose or direct the disposition: 326,200

     D.   Scout Capital Management, L.L.C.
          (a)  Amount beneficially owned: 2,423,800
          (b)  Percent of class: 4.46%
          (c)(i) Sole power to vote or direct the vote: -0-
            (ii) Shared power to vote or direct the vote: 2,423,800
           (iii) Sole power to dispose or direct the disposition: -0-
            (iv) Shared power to dispose or direct the disposition: 2,423,800

     E.   Adam Weiss
          (a)  Amount beneficially owned: 2,750,000
          (b)  Percent of class: 5.06%
          (c)(i) Sole power to vote or direct the vote: -0-
            (ii) Shared power to vote or direct the vote: 2,750,000
           (iii) Sole power to dispose or direct the disposition: -0-
            (iv) Shared power to dispose or direct the disposition: 2,750,000

     E.   James Crichton
          (a)  Amount beneficially owned: 2,750,000
          (b)  Percent of class: 5.06%
          (c)(i) Sole power to vote or direct the vote: -0-
            (ii) Shared power to vote or direct the vote: 2,750,000
           (iii) Sole power to dispose or direct the disposition: -0-
            (iv) Shared power to dispose or direct the disposition: 2,750,000

CUSIP No. 007865108                 13G                   Page 11 of 12 Pages

Item 5.     Ownership of Five Percent or Less of a Class.

     Not applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

     Scout Capital, the general partner of Scout Partners and Scout Partners II, has the power to direct the affairs of Scout Partners and Scout Partners II, including decisions with respect to the disposition of the proceeds from the sale of the shares. Mr. Weiss and Mr. Crichton are the principals and the managing members of Scout Capital and in that capacity direct its operations. Scout Capital Fund and other Accounts are clients of Scout Capital Management, of which Mr. Weiss and Mr. Crichton are the principals and the managing members. Each of the clients of Scout Capital Management has the power to direct the receipt of dividends from, or the proceeds of sale of, such shares.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.  Identification and Classification of Members of the Group.

     See Item 2.

Item 9.  Notice of Dissolution of Group.

     Not applicable.

Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 007865108                 13G                   Page 12 of 12 Pages

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  January 26, 2006

                                    SCOUT CAPITAL PARTNERS, L.P.
                                    By: Scout Capital, L.L.C.,
                                        General Partner

                                    By: /s/ Adam Weiss
                                        --------------------------
                                        Adam Weiss
                                        Managing Member
                                    By: /s/ James Crichton
                                        --------------------------
                                        James Crichton
                                        Managing Member


                                    SCOUT CAPITAL PARTNERS II, L.P.
                                    By: Scout Capital, L.L.C.,
                                        General Partner

                                    By: /s/ Adam Weiss
                                        --------------------------
                                        Adam Weiss
                                        Managing Member
                                    By: /s/ James Crichton
                                        --------------------------
                                        James Crichton
                                        Managing Member


                                    SCOUT CAPITAL, L.L.C.,

                                    By: /s/ Adam Weiss
                                        --------------------------
                                        Adam Weiss
                                        Managing Member
                                    By: /s/ James Crichton
                                        --------------------------
                                        James Crichton
                                        Managing Member

                                    SCOUT CAPITAL MANAGEMENT, L.L.C.

                                    By: /s/ Adam Weiss
                                        --------------------------
                                        Adam Weiss
                                        Managing Member
                                    By: /s/ James Crichton
                                        --------------------------
                                        James Crichton
                                        Managing Member


                                    ADAM WEISS
                                    /s/ Adam Weiss
                                    --------------------------------


                                    JAMES CRICHTON
                                    /s/ James Crichton
                                    --------------------------------